UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2017

Inovio Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 W. Germantown Pike, Suite 110

Plymouth Meeting, PA 19462

(Address of principal executive offices, including zip code)

(267) 440-4200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 28, 2017, Inovio Pharmaceuticals, Inc. (the “Registrant”) entered into an Amended and Restated License and Collaboration Agreement (the “License and Collaboration Agreement”) with Beijing Apollo Saturn Biological Technology Limited, a corporation organized under the laws of China (“ApolloBio”). Under the terms of the License and Collaboration Agreement, the Registrant has granted to ApolloBio the exclusive right to develop and commercialize VGX-3100, the Registrant’s DNA immunotherapy product designed to treat pre-cancers caused by human papillomavirus, or HPV, within the territories of China, Hong Kong, Macao and Taiwan. The territory may be expanded to include Korea in the event that no patent covering VGX-3100 issues in China within the three years following the Effective Date (as defined below). As part of the collaboration, the parties will discuss in good faith the inclusion of clinical trial sites in China as part of the Registrant’s ongoing Phase 3 clinical development program for VGX-3100.

As part of the License and Collaboration Agreement, the Registrant has granted to ApolloBio an option to negotiate an exclusive license to research, develop and commercialize the Registrant’s product candidate INO-3112 in the event of termination of the Registrant’s current collaboration with MedImmune for the development of INO-3112 in the territory covered by the License and Collaboration Agreement.

Under the License and Collaboration Agreement, ApolloBio will pay to the Registrant an upfront payment of $23.0 million, such payment to be made within three business days following the date of approval of the License and Collaboration Agreement by the board of directors and shareholders of ApolloBio (the “Effective Date”), which Effective Date is expected to occur in the first quarter of 2018. In the event that such upfront payment is not made on or before April 7, 2018, the Registrant has the right to terminate the License and Collaboration Agreement in its entirety.

In addition to the upfront payment, the Registrant is entitled to receive up to an aggregate of $20.0 million upon the achievement of specified milestones related to the regulatory approval of VGX-3100 in the United States, China and Korea. In the event that VGX-3100 is approved for marketing, the Registrant will be entitled to receive royalty payments based on a tiered percentage of annual net sales, with such percentage being in the low- to mid-teens, subject to reduction in the event of generic competition in a particular territory. ApolloBio’s obligation to pay royalties will continue for 10 years after the first commercial sale in a particular territory or, if later, until the expiration of the last-to-expire patent covering the licensed products in the specified territory.

The License and Collaboration Agreement, once effective, will continue in force until ApolloBio has no remaining royalty obligations. Either party may terminate the License and Collaboration Agreement in the event the other party shall have materially breached or defaulted in the performance of its material obligations thereunder and such default shall have continued for a specified period after written notice thereof. In addition, ApolloBio may terminate the License and Collaboration Agreement at any time beginning one year after the Effective Date for any reason upon 90 days’ written notice to the Registrant.

The foregoing summary of the License and Collaboration Agreement is not complete and is qualified in its entirety by reference to the License and Collaboration Agreement, a copy of which will be filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ending December 31, 2017.

Item 7.01.	Regulation FD Disclosure.

On January 2, 2018, the Registrant issued a press release announcing its entry into the License and Collaboration Agreement. A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report.

Item 8.01	Other Events.

As previously disclosed in Current Reports on Form 8-K filed on July 14, 2017 and November 1, 2017, the Registrant and ApolloBio had entered into a stock purchase agreement (the “Purchase Agreement”) pursuant to which ApolloBio had the right to purchase up to $35.0 million of the Registrant’s common stock upon the satisfaction of the closing conditions set forth in the Purchase Agreement. In connection with the execution of the License and Collaboration Agreement, the Registrant and ApolloBio have terminated the Purchase Agreement prior to it becoming effective.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

99.1	Press Release, dated January 2, 2018, “Inovio Enters License and Collaboration Agreement with ApolloBio To Develop and Commercialize VGX-3100 in Greater China.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVIO PHARMACEUTICALS, INC.

	By:	/s/ Peter Kies
Date: January 2, 2018		Peter Kies Chief Financial Officer